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                                                                    EXHIBIT 99.1

[XICOR LOGO]
                                                              Investor Contacts:


                                                            Geraldine Hench, CFO
                                              Laura Guerrant, Investor Relations
                                                                     Xicor, Inc.
                                                                    408-546-3348

For Immediate Release

                XICOR, INC. ACQUIRES ANALOG INTEGRATION PARTNERS
          Company Purchases Leader in High-Performance Analog IC Design
              Expands Presence in High Frequency Signal Processing

MILPITAS, CALIFORNIA, APRIL 17, 2002 -- Xicor, Inc., (Nasdaq/NMS: XICO), a leading supplier of programmable mixed-signal integrated circuits today announced the acquisition of Analog Integration Partners, LLC. (AIP), Milpitas, California, a privately held company.

Founded in 1999, AIP is led by engineering veterans from Exar Corporation, Micropower Systems and Sage, Inc. The company is a proven leader in the design and development of high-performance analog signal processing and data conversion circuits. The team at AIP has demonstrated success in implementing high frequency Analog Front End (AFE) technology and signal processing solutions in standard digital logic processes. The use of fine-line and deep sub-micron CMOS has enabled the company to develop cost effective, high-performance analog mixed-signal products with significant performance improvements compared to existing solutions.

The acquisition, completed on April 16, 2002, is valued at approximately $15 million in stock and cash. The stock portion of the consideration is approximately 1 million shares of Xicor common stock and the cash consideration is $5 million. AIP CEO John Caruso will join Xicor as vice president of technology, reporting to president and CEO Lou DiNardo. Mr. Caruso will replace Xicor founder and vice president William Owen. Mr. Owen will focus exclusively on Xicor's development of precision analog IC products based on the Company's proprietary floating gate technology.

Applications for AIP's technology include next generation communications, graphics, and video integrated circuits. In the graphics and video area the company provides a complete 3-channel AFE and digital line locked Phase Locked Loop (PLL) for RGB digitization in liquid crystal display (LCD) monitors, projectors and digital cathode ray tubes (CRTs). In the wireless communications area the company provides intermediate frequency (IF) solutions that address down conversion and up conversion for systems implementing WLAN (802.11b and a), Bluetooth, CDMA, GSM, TETRA, MSAT, IS-54 and TDMA. In broadband access AIP has developed the complete analog AFE for the physical layer (PHY) required in IEEE
802.3 Copper Gigabit Ethernet applications and Ethernet based last mile applications. The company has significant experience in the design of Phase Locked Loop circuits, Analog-to-Digital Converters (ADC), Digital-to-Analog Converters (DAC), Bi-Quad Filters, Automatic Gain Controlled Amplifiers (AGC) and wideband differential amplifiers for a broad range of graphics, video and communications systems.

Xicor president and CEO Lou DiNardo commented, "The analog IC development team at AIP brings significant strength in the area of high-performance mixed-signal product development to Xicor. The


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Xicor, Inc. Acquires Analog Integration Partners.................... page 2 of 2 team has worked together for many years and has a demonstrated track record of success. Their ability to deliver new products on-time that meet the challenging demands of emerging markets coupled with the expertise to leverage standard CMOS logic processes at .25 micron, .18 micron and below make them a formidable presence on the high-performance analog signal processing landscape."

Mr. DiNardo continued, "Our plan is to leverage AIP core technology, exploit the team's effectiveness in minimizing the cycle time of new product development and deliver compelling solutions for difficult mixed-signal challenges in the LCD monitor area as well as wireless and broadband communications systems.

"We are pleased to have the AIP team join us and we are excited about the strength they bring Xicor. We also look forward to working with the existing AIP customers and building upon those valuable customer relationships. Our established customer relationships and existing presence in the communications arena, as well as the LCD display market, provide synergy for our sales and marketing team to exploit."


Xicor Corporate Information

Xicor designs, develops and markets a wide variety of programmable mixed-signal integrated circuits and nonvolatile memory products used in networking, computing, communication and industrial applications. The Company's products include digitally controlled potentiometers and system management ICs that allow system designers to digitally control analog functions in signal processing, microprocessor monitoring and power management.

Xicor product, corporate and financial information is available on the World Wide Web at http://www.xicor.com.


Analog Integration Partners, LLC Information

AIP offers a growing portfolio of application proven, high performance mixed-signal IP cores and analog front end (AFE) solutions that address standards based Communications, Graphics and Video interfaces.

AIP product information is available on the World Wide Web at http://www.analog-ip.com.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

Except for historical information contained herein, the matters set forth in this press release are forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. These risks may include Xicor's ability to successfully integrate and achieve the desired business objectives associated with the acquisition of Analog Integration Partners, the impact of competing products and pricing, timely design acceptance by our customers, timely ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, and other risks detailed from time to time in Xicor's SEC filings.


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